UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2013

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2013, dELiA*s, Inc., a Delaware corporation (the “Company”), appointed Brian Lex Austin-Gemas as Chief Operating Officer of the Company.

Mr. Gemas, age 46, brings to the Company over 25 years of leadership experience across multiple disciplines with domestic and international retail brands. From August 2010 until September 2013, Mr. Gemas served as the Chief Operating Officer of Global Retail for ESPRIT, where he also served in various roles from 2005 to 2009. From 2009 until rejoining ESPRIT in 2010, Mr. Gemas was the Chief Operating Officer of New Look Group. Prior to 2005, he held various leadership roles within GAP, Banana Republic, Victoria’s Secret and Macy’s. Mr. Gemas began his career at Nordstrom.

There are no arrangements or understandings between Mr. Gemas and any other persons pursuant to which Mr. Gemas was named an officer of the Company. Mr. Gemas does not have (a) any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer or (b) any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

The Company and Mr. Gemas have entered into an offer letter (the “COO Agreement”) providing for his employment as Chief Operating Officer of the Company. Either the Company or Mr. Gemas may terminate the agreement with or without cause at any time. Mr. Gemas will receive a base salary of $250,000, subject to annual review. Mr. Gemas will participate in the Company’s Management Incentive Plan each year during the term of his employment with a target annual incentive award opportunity of not less than 75% of his base salary. Mr. Gemas is eligible to receive stock incentive awards under the Company’s Amended and Restated 2005 Stock Incentive Plan and other benefits as are made available to the Company’s employees generally. Mr. Gemas received an initial grant of 300,000 stock options, which stock options vest in 48 equal, monthly installments, beginning on November 9, 2013, and an initial restricted stock grant of 300,000 shares of the Company’s common stock, the restrictions on which lapse in 36 monthly installments, beginning on November 9, 2013. The stock options expire ten years from the grant date, unless earlier terminated in accordance with the terms of the COO Agreement or the Amended and Restated 2005 Stock Incentive Plan.

If Mr. Gemas’ employment is terminated for Cause (as defined in the COO Agreement), Mr. Gemas will not be entitled to receive severance payments. If Mr. Gemas’ employment is terminated without Cause (as defined in the COO Agreement), and if Mr. Gemas provides a general release to the Company, Mr. Gemas will be entitled to the following: (a) his base salary through the date of termination; (b) his base salary for a period of 12 months following the date of termination; (c) an amount equal to the incentive award earned by him under the Company’s Management Incentive Plan for the fiscal year during which the termination occurs, if any, prorated for the portion of the fiscal year during which termination occurs; (d) the vesting of all unvested options that would otherwise have vested during the 12 months following the date of termination; and (e) continued participation in all medical and dental plans at the same benefit level at which Mr. Gemas was participating prior to termination, for a period of 12 months following the date of termination, which medical benefits will be provided through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). All shares of restricted stock held by Mr. Gemas at the date of termination, for which restrictions have not lapsed as of the date of termination, shall be cancelled.

If Mr. Gemas’ employment is terminated without Cause, and there is a change of control within one year of the date of his termination, Mr. Gemas will be entitled to the same severance as noted above, with the exception that all unvested options shall vest immediately and all restrictions on all shares of restricted stock where restrictions have not lapsed shall lapse as of the date of termination.

The COO Agreement also contains customary non-competition and non-solicitation provisions that extend for one year following termination of Mr. Gemas’ employment with the Company.

The foregoing summary of the COO Agreement is qualified in its entirety by reference to the full text of the COO Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter between dELiA*s, Inc. and Brian Lex Austin-Gemas dated October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.

(Registrant)

Date: October 15, 2013	By:	/s/ David J. Dick
David J. Dick, Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between dELiA*s, Inc. and Brian Lex Austin-Gemas dated October 7, 2013.